As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Warrior Met Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1220	81-0706839
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16243 Highway 216

Brookwood, AL 35444

(205) 554-6150

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dale W. Boyles

Chief Financial Officer

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

(205) 554-6150

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Rosa Testani

Daniel Fisher

Shar Ahmed

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	25,335,919	$23.78	$602,361,474	$74,994

(1)	Pursuant to Rule 416 under the Securities Act, includes an undetermined number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the common stock on May 2, 2018, as reported on the New York Stock Exchange.

PROSPECTUS

25,335,919 Shares

Warrior Met Coal, Inc.

Common Stock

This prospectus relates to an offer and sale of up to 25,335,919 shares of common stock, par value $0.01 per share, of Warrior Met Coal, Inc. by the selling stockholders named in this prospectus and any other selling stockholder that may be identified in any applicable prospectus supplement in connection with resales, from time to time in one or more offerings. The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of any shares covered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of shares.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCC.” The last reported sale price of our common stock on May 7, 2018 was $26.62 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2018.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include statements of our expectations, intentions, plans and beliefs that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “approximately,” “assume,” “believe,” “could,” “contemplate,” “continue,” “estimate,” “expect,” “target,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” and similar terms and phrases, including in references to assumptions, in this prospectus and the documents incorporated by reference herein to identify forward looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	successful implementation of our business strategies;

•	a substantial or extended decline in pricing or demand for metallurgical (“met”) coal;

•	global steel demand and the downstream impact on met coal prices;

•	inherent difficulties and challenges in the coal mining industry that are beyond our control;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	impact of weather and natural disasters on demand and production;

•	our relationships with, and other conditions affecting, our customers;

•	unavailability of, or price increases in, the transportation of our met coal;

•	competition and foreign currency fluctuations;

•	our ability to comply with covenants in our asset-based revolving credit agreement and the indenture dated as of November 2, 2017, as amended or supplemented, governing our 8.00% Senior Secured Notes due 2024;

•	our substantial indebtedness and debt service requirements;

•	significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components;

•	work stoppages, negotiation of labor contracts, employee relations and workforce availability;

•	adequate liquidity and the cost, availability and access to capital and financial markets;

•	any consequences related to the transfer restrictions under our certificate of incorporation (the “382 Transfer Restrictions”);

•	our obligations surrounding reclamation and mine closure;

•	inaccuracies in our estimates of our met coal reserves;

•	our ability to develop or acquire met coal reserves in an economically feasible manner;

•	our expectations regarding our future cash tax rate, as well as our ability to effectively utilize our net operating loss carryforwards;

•	challenges to our licenses, permits and other authorizations;

•	challenges associated with environmental, health and safety laws and regulations;

•	regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of our mines;

•	climate change concerns and our operations’ impact on the environment;

•	failure to obtain or renew surety bonds on acceptable terms, which could affect our ability to secure reclamation and coal lease obligations;

•	costs associated with our pension and benefits, including post-retirement benefits;

•	costs associated with our workers’ compensation benefits;

•	litigation, including claims not yet asserted;

•	our ability to continue paying our quarterly dividend or pay any special dividend;

•	our ability, the timing and amount of any stock repurchases we make under our stock repurchase program or otherwise;

•	terrorist attacks or security threats, including cybersecurity threats; and

•	other factors, including the other factors described under “Risk Factors” in this prospectus or the documents incorporated by reference herein and under “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

The forward-looking statements contained or incorporated by reference in this prospectus are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. When considering forward-looking statements made by us in this prospectus and the documents incorporated by reference herein, such statements speak only as of the date on which we make them. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements herein after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, stockholders should keep in mind that any forward-looking statement made or incorporated by reference in this prospectus might not occur.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. Each time the selling stockholders offer shares of common stock, we will, if required, provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus prepared by us or on behalf of us or to which we have referred you. Neither we nor the selling stockholders have authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that (i) the information appearing in this prospectus and any prospectus supplement or free writing prospectus, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of their respective dates or on the date or dates that are specified in such documents and (ii) any information in the documents that are incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, (i) the “Company,” “Warrior,” “we,” “us,” “our,” “Successor” and similar terms refer to (A) Warrior Met Coal, LLC, a Delaware limited liability company, and its subsidiaries for periods beginning as of April 1, 2016 and ending immediately before the completion of our corporate conversion and (B) Warrior Met Coal, Inc., a Delaware corporation, and its subsidiaries for periods beginning with the completion of our corporate conversion and thereafter, unless we state otherwise or the context indicates otherwise, and (ii) the “Predecessor” refers to the assets acquired and liabilities assumed by the Company from Walter Energy, Inc. pursuant to section 363 under Chapter 11 of Title 11 of the U.S. Bankruptcy Code on March 31, 2016.

OUR COMPANY

We are a large scale, low-cost U.S.-based producer and exporter of premium met coal operating two highly productive underground mines in Alabama, Mine No. 4 and Mine No. 7, that have an estimated annual production capacity of 7.3 million metric tons of coal. We sell a premium met coal product to leading steel manufacturers in Europe and South America. As of December 31, 2017, based on a reserve report prepared by Marshall Miller & Associates, Inc., an independent mining and geological consulting firm, our two operating mines had approximately 110.0 million metric tons of recoverable reserves and, based on a reserve report prepared by Norwest Corporation, an independent international mining consulting firm, our undeveloped Blue Creek Energy Mine contained 103.0 million metric tons of recoverable reserves. Our hard coking coal (“HCC”), mined from the Southern Appalachian region of the United States, is characterized by low-to-medium volatile matter (“VM”) and high coke strength after reaction (“CSR”). These qualities make our coal ideally suited as a coking coal for the manufacture of steel. As a result of our high quality coal, our realized price has historically been in line with, or at a slight discount to, the Australian premium low-volatility HCC benchmark (“Australian HCC Benchmark”) and the Platts Premium Low Volatility Free-On-Board Australia Index price. In contrast, coal produced in the Central Appalachian region of the United States is typically characterized by medium-to-high VM and a CSR that is below the requirements of the Australian HCC Benchmark.

Our principal executive offices are located at 16243 Highway 216, Brookwood, Alabama 35444, and our telephone number at that address is (205) 554-6150. Our website address is www.warriormetcoal.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

RISK FACTORS

Investing in our common stock involves substantial risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, before making an investment decision regarding our common stock. Any of the risk factors described therein could significantly and adversely affect our business prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock registered hereby. The selling stockholders will receive all of the net proceeds from the sale of such shares. See “Selling Stockholders.”

SELLING STOCKHOLDERS

We are registering 25,335,919 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below that acquired such shares directly from us upon our conversion from a limited liability company into a corporation on April 12, 2017, such shares having been issued upon such conversion in exchange for units of Warrior Met Coal, LLC that had previously been issued by Warrior Met Coal, LLC in exchange for then-outstanding debt obligations of Walter Energy, Inc. or for cash consideration in rights offerings conducted by Warrior Met Coal, LLC.

The following table sets forth certain information as of May 2, 2018 with respect to the beneficial ownership of our common stock by the selling stockholders. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock under this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes the power to vote or direct the voting of securities, or to dispose or direct the disposition thereof or the right to acquire such powers within 60 days. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 53,282,171 shares of common stock outstanding as of May 2, 2018.

Because the selling stockholders may resell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. No offer or sale under this prospectus may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the Registration Rights Agreement (as defined below).

Except as otherwise indicated, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Stock Beneficially Owned Prior to the Offering		Common Stock to be Registered for Resale	Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Apollo Funds(1)	10,110,015	19.0%	10,110,015	0	0%
GSO Funds(2)	5,921,272	11.1%	5,921,272	0	0%
Franklin Funds(3)	4,628,337	8.7%	4,628,337	0	0%
KKR Funds(4)	4,071,745	7.6%	4,071,745	0	0%
FS Global Credit Opportunities Fund(5)	604,550	1.1%	604,550	0	0%

(1)

Consists of shares of common stock held of record by AESI (Holdings) II, L.P. (“AESI”), Apollo Centre Street Partnership, L.P. (“Centre Street”), Apollo Credit Master Fund Ltd. (“Credit Master Fund”), Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), SKSI Real Property Holdings Ltd.(“SKSI Fund”), Apollo Credit Opportunity Fund III AIV I, L.P. (“Credit Opportunity”), Apollo Franklin Partnership L.P.

(“Franklin Fund”), Apollo Lincoln Private Credit Fund, L.P. (“Lincoln Fund”), Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), Zeus Investments, L.P. (“Zeus LP”), Apollo SPN Investments I (Credit), LLC (“SPN Fund”) and Vulcan Holdings, L.P. (“Vulcan LP”) (collectively, the “Apollo Funds”).

Apollo European Strategic Management, LP (“Euro Management”) serves as the investment manager of AESI. Apollo European Strategic Management GP, LLC (“Euro Management GP”) serves as the general partner of Euro Management. Apollo Centre Street Management, LLC (“Centre Street Management”) serves as the investment manager of Centre Street. Apollo ST Fund Management, LLC (“ST Management”) serves as the investment manager of Credit Master Fund and Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. Apollo ST Capital LLC (“ST Capital”) serves as the general partner of ST Operating. ST Management Holdings LLC (“ST Management Holdings”) is the sole member of ST Capital.

Apollo SK Strategic Investments, L.P. (“SK Strategic LP”) is the sole shareholder of SKSI Fund. Apollo SK Strategic Management, LLC (“SK Strategic Management”) serves as the investment manager of SK Strategic LP. Apollo Credit Opportunity Management III LLC (“Credit Opportunity Management”) serves as the investment manager for Credit Opportunity. Apollo Franklin Management, LLC (“Franklin Management”) serves as the investment manager for Franklin Fund and Apollo Lincoln Private Credit Management, LLC (“Lincoln Management”) serves as the investment manager for Lincoln Fund.

Apollo SOMA Advisors, L.P. (“SOMA Advisors”) serves as the general partner of SOMA Fund, and Apollo SOMA Capital Management, LLC (“SOMA Capital Management”) serves as the general partner of SOMA Advisors. Apollo SVF Management, L.P. (“SVF Management”) serves as the investment manager of SOMA Fund, and Apollo SVF Management GP, LLC (“SVF Management GP”) serves as the general partner of SVF Management. Apollo Zeus Strategic Advisors, L.P. (“Zeus Advisors LP”) serves as the general partner of Zeus LP and Apollo Zeus Strategic Advisors, LLC (“Zeus Advisors GP”) serves as the general partner of Zeus Advisors LP. APH Holdings (DC), L.P. (“APH Holdings (DC)”) is the sole member of each of Zeus Advisors GP and SOMA Capital Management. Apollo Principal Holdings IV GP, Ltd. (“Principal IV GP”) serves as the general partner of APH Holdings (DC).

Apollo SPN Investments 1, L.P. (“SPN Investments”) is the sole member of SPN Fund. Apollo SPN Management, LLC (“SPN Management”) serves as the investment manager of SPN Investments.

Apollo Advisors VIII, L.P. (“Advisors VIII”) and Apollo ANRP Advisors, L.P. (“Advisors ANRP”) serve as the general partners of Vulcan LP. Apollo Capital Management VIII, LLC (“Capital Management VIII”) serves as the general partner of Advisors VIII. APH Holdings. L.P. (“APH Holdings”) is the sole member of Capital Management VIII. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of APH Holdings. Apollo ANRP Capital Management, LLC (“ANRP Capital Management”) serves as the general partner of Advisors ANRP. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ANRP Capital Management. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I.

Apollo Capital Management, L.P. (“Capital Management”) is the sole member of each of Euro Management GP, Centre Street Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management GP and SPN Management, and the sole member-manager of each of ST Management Holdings and SK Strategic Management. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Capital Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP and Principal IV GP, the managers of Principal I GP and Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of shares of our common stock that are held by the Apollo Funds. Each Apollo Fund disclaims beneficial ownership of all shares of our common stock included above other than the shares of common stock held of record by such Apollo Fund, and each of the other entities and persons described above disclaims beneficial ownership of all of the shares of our common stock held of record by the Apollo Funds or beneficially owned by any such entities or persons.

The address of Credit Master Fund, Credit Strategies, SKSI Fund, SK Strategic LP, APH Holdings (DC), Principal IV GP, SPN Investments, APH Holdings and Principal III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

The address of each of AESI, Centre Street, Centre Street Management, Credit Opportunity, Franklin Fund, Lincoln Fund, SOMA Fund, SOMA Advisors, SOMA Capital Management, Zeus LP, Zeus Advisors LP, Zeus Advisors GP, Vulcan LP, Advisors VIII, Capital Management VIII, Advisors ANRP, ANRP Capital Management, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of each of Euro Management, Euro Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Credit Opportunity Management, Franklin Management, Lincoln Management, SVF Management, SVF Management GP, SPN Investments, SPN Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(2)	Includes (i) 1,661,877 shares of record held by GSO Special Situations Fund LP (“Special Situations Fund”), (ii) 1,466,214 shares held of record by GSO SSOMF Locomotive Blocker Ltd. (“SSOMF Fund”), (iii) 168,954 shares held of record by Steamboat Locomotive Blocker Ltd. (“Steamboat Fund”), (iv) 191,190 shares held of record by GSO ADGM Locomotive Blocker Ltd. (“ADGM Fund”), (v) 353,325 shares held of record by GSO Cactus Credit Opportunities Fund LP (“Cactus Fund”), (vi) 401,575 shares held of record by GSO Churchill Partners LP (“Churchill Fund”), (vii) 154,269 shares held of record by GSO Coastline Credit Partners LP (“Coastline Fund”), (viii) 54,147 shares held of record by GSO Credit-A Partners LP (“Credit-A Fund”), (ix) 530,171 shares held of record by GSO Palmetto Opportunistic Investment Partners LP (“Palmetto Fund”), and (x) 939,550 shares held of record by GSO Credit Alpha Fund AIV-2 LP (“COCA AIV-2 Fund” and, collectively, the “Specified GSO Funds”).

GSO Special Situations Overseas Master Fund Ltd. is the sole shareholder of SSOMF Fund. Steamboat Credit Opportunities Intermediate Fund LP is the sole shareholder of Steamboat Fund. GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP are the shareholders of ADGM Fund. GSO Churchill Associates LLC is the general partner of Churchill Fund. GSO Credit-A Associates LLC is the general partner of Credit-A Fund. GSO Palmetto Opportunistic Associates LLC is the general partner of Palmetto Fund. GSO Credit Alpha Associates LLC is the general partner of COCA AIV-2 Fund. GSO Holdings I L.L.C. is the managing member of each of GSO Churchill Associates LLC, GSO Credit-A Associates LLC, GSO Palmetto Opportunistic Associates LLC and GSO Credit Alpha Associates LLC. Blackstone Holdings I L.P. (“Blackstone I”) is the managing member of GSO Holdings I L.L.C. with respect to the shares beneficially owned by GSO Credit Alpha Associates LLC. Blackstone Holdings II L.P. (“Blackstone II”) is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Churchill Associates LLC, GSO Credit-A Associates LLC and GSO Palmetto Opportunistic Associates LLC.

GSO Capital Partners LP (“GSO Capital Partners”) is the investment manager or advisor with respect to the shares of the Company held by Special Situations Fund, SSOMF Fund, Steamboat Fund, ADGM Fund, Cactus Fund and Coastline Fund. GSO Advisor Holdings L.L.C. (“GSO Advisor”) is the special limited partner of GSO Capital Partners with the investment and voting power over the securities beneficially owned by GSO Capital Partners. Blackstone I is the sole member of GSO Advisor. Blackstone Holdings I/II GP Inc. (“Blackstone I/II GP”) is the general partner of Blackstone I and Blackstone II. The Blackstone Group L.P. (“Blackstone Group”) is the controlling shareholder of Blackstone I/II GP. Blackstone Group Management L.L.C. (“Blackstone Group Management”) is the general partner of Blackstone Group. Blackstone Group Management is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the shares held by the Specified GSO Funds. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares directly held by the Specified GSO Funds (other than the Specified GSO Funds to the extent of their direct holdings).

The business address for each of the individuals and entities named herein is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(3)	Consists of shares beneficially owned by one or more open-ended investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“Franklin Mutual”), an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to Franklin Mutual investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats Franklin Mutual as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, Franklin Mutual reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.

The voting and investment powers held by Franklin Mutual are exercised independently from FRI and from all other investment management subsidiaries of FRI and their other affiliates. Furthermore, internal policies and procedures of Franklin Mutual and FRI establish informational barriers that prevent the flow between Franklin Mutual and FRI and its other affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual report the securities over which they hold investment and voting power separately from the FRI affiliates for purposes of Section 13 of the Exchange Act. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, because Franklin Mutual exercises voting and investment powers on behalf of their investment management clients independently of FRI, beneficial ownership of the securities reported by Franklin Mutual is not attributed to Charles B. Johnson or Rupert H. Johnson, Jr.

The address of Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(4)	Includes the shares of record held in funds or client accounts for which KKR Credit Advisors (US) LLC serves as an investment advisor. Kohlberg Kravis Roberts & Co. L.P. is the sole member of KKR Credit Advisors (US) LLC. KKR Management Holdings L.P. is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR Management Holdings Corp. is the general partner of KKR Management Holdings L.P. KKR Group Holdings L.P. is the sole shareholder of KKR Management Holdings Corp. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the sole general partner of KKR & Co. L.P. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to all or a portion of the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held.

The address for KKR Credit Advisors (US) LLC is 555 California Street, 50th Floor, San Francisco, CA 94104. The address for all other entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5)	FS Global Advisor, LLC (“FS Advisor”) serves as the investment adviser of FS Global Credit Opportunities Fund (the “FS Fund”), and in that respect holds discretionary investment authority for it. Michael C. Forman is the Chief Executive Officer and a Manager of FS Advisor. David J. Adelman is a Manager of FS Advisor. As a result of the foregoing, each of Messrs. Forman and Adelman are control persons of FS Advisor.

The address of FS Fund, FS Advisor and Messrs. Forman and Adelman is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

The shares of our common stock offered by the selling stockholders are being registered in accordance with registration rights granted by us to the selling stockholders. On April 19, 2017, in connection with the closing of our initial public offering (the “IPO”), we entered into a registration rights agreement relating to our common stock with the selling stockholders (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the holders party thereto have certain demand, piggyback and shelf registration rights relating to the registration of sales of shares of our common stock in the future. Holders or a group of holders party to the Registration Rights Agreement having at least 5% in the aggregate of the outstanding shares of our common stock have unlimited demand rights, provided that we are not required to comply with any demand to file a registration statement unless the aggregate gross cash proceeds reasonably expected to be received from the sale of securities requested to be included in the registration statement is at least $25 million. In addition, in the case of an underwritten offering, each holder party thereto has agreed, if requested by the underwriters in such offering, not to effect any public sale of their shares of common stock for 90 days (or such shorter period as the underwriters may request). The rights of a holder party to the Registration Rights Agreement terminate thereunder once such holder ceases to beneficially own 1% or more of the outstanding shares of our common stock.

Apollo Global Securities, LLC (“Apollo Global Securities”), an affiliate of the Apollo Funds, and KKR Capital Markets LLC (“KKR Capital Markets”), an affiliate of KKR Credit Advisors (US) LLC, were underwriters of the IPO and received a fee of approximately $1.22 million and $1.38 million, respectively. Apollo Global Securities, KKR Capital Markets and Blackstone Advisory Partners L.P. (“Blackstone Advisory Partners”), an affiliate of the Specified GSO Funds, acted as co-managers in the private offering of $350.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 that closed in November 2017 and each received a fee of approximately $0.24 million. Apollo Global Securities, KKR Capital Markets and Blackstone Advisory Partners also acted as co-managers in the private offering of $125.0 million aggregate principal amount of 8.00% Senior Secured Notes due 2024 that closed on March 1, 2018 and each received a fee of approximately $0.1 million.

For information regarding additional material relationships the selling stockholders have had with us in the past three years, please see “Certain Relationships and Related Person Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2018, which is incorporated by reference herein.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock, certificate of incorporation and bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, of which 53,282,171 shares were issued and outstanding as of May 2, 2018, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding. Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “HCC.”

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of our board of directors are able to elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares are unable to elect any directors to be elected at that time. Our certificate of incorporation does not provide stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to receive, pro rata, all the remaining assets of the Company available for distribution to our stockholders after payment of our debts and after there shall have been paid to or set aside for the holders of our capital stock ranking senior to common stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of any assets legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and to any dividend restrictions contained in debt agreements. All outstanding shares of our common stock and any shares sold in this offering are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to determine:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which our board of directors is legally authorized to fix or alter.

We will not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. We have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into contracts and transactions in which one or more of our officers or directors may be a party to or may be financially or otherwise interested in so long as such contract or transaction is approved by our board of directors in accordance with the Delaware General Corporation Law (“DGCL”);

•	permits any of our stockholders or non-employee directors and their affiliates to engage in a corporate opportunity in the same or similar business activities or lines of business in which we engage or propose to engage, compete with us and to make investments in any kind of property in which we may make investments and will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary or other duties to us regarding the opportunity, (ii) acted in bad faith or in a manner inconsistent with our best interests or (iii) be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that they have engaged in such activities; and

•	provides that if any of our stockholders, non-employee directors or their affiliates acquire knowledge of a potential business opportunity, transaction or other matter (other than one expressly offered to any non-employee director in writing solely in his or her capacity as our director ), such stockholder, non-employee director or affiliate will have no duty to communicate or offer that opportunity to us, and will be permitted to pursue or acquire such opportunity or offer that opportunity to another person and will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary or other duties to us regarding the opportunity, (ii) acted in bad faith or in a manner inconsistent with our best interests or (iii) be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that they have pursued or acquired such opportunity or offered the opportunity to another person.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interest, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the chairman of our board, by a resolution adopted by a majority of our board of directors or at the request of holders of a majority of our outstanding common stock. Stockholders requesting a special meeting are required to provide a notice to us with the proposed date, time and place of the meeting (which may not be earlier than 60 days after the date the notice is delivered to us (or 90 days in the case of special meetings called to elect one or more directors)) and the purposes for which the special meeting is being called. The stockholders requesting the special meeting are also required to comply with the requirements that would be applicable if the stockholders were proposing to nominate a candidate for election as a director at an annual meeting or proposing a topic for consideration at an annual meeting.

382 Transfer Restrictions. Our certificate of incorporation contains 382 Transfer Restrictions, which require approval from our board of directors in order for a person to acquire 4.99% of our stock or for any existing 4.99% holder to increase their ownership percentage upon the Company’s conversion to a corporation. In particular, without the approval of our board of directors, no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 is permitted to acquire, whether directly, indirectly or constructively, and whether in one transaction or a series of related transactions, any of our common stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer, or any other person by reason of the purported acquirer’s acquisition, would become a Substantial Holder (as defined below), or (b) the percentage of ownership of our common stock by a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) at least 4.99% of the total value of our common stock, including any instrument treated as stock for purposes of Section 382 of the Code. See “Item 1, Part 1A. Risk Factors—Risks Related to the Ownership of our Common Stock—Our common stock is subject to the 382 Transfer Restrictions under our certificate of incorporation which are intended to prevent a Section 382 “ownership change,” which if not complied with, could result in the forfeiture of such stock and related dividends. Accordingly, this may impact the market price of our common stock” in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These procedures provide that notice of stockholder nominations or proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the annual meeting for the preceding year. Our bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may make it more difficult for stockholders to bring matters before the stockholders at an annual or special meeting.

Stockholder action by written consent. Our certificate of incorporation and bylaws provide that stockholders may take action by written consent if the consent is signed by holders of our outstanding shares having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and the stockholders seeking to take the action provide us with the same information that would have been required to be provided if they were proposing to take the action at a special meeting of stockholders.

Removal of directors. Our bylaws provide that, subject to the rights, if any, of the holders of shares of any class or series of preferred stock then outstanding to remove directors, any director or our entire board of directors may be removed from office, with or without cause, upon the affirmative vote of the holders of a majority of our outstanding common stock.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Amendments to Our Certificate of Incorporation or our Bylaws

Our certificate of incorporation may be amended as allowed by the DGCL. Our bylaws contain provisions allowing our board of directors to amend and repeal the bylaws. The holders of our common stock may also amend the bylaws upon the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote in the election of directors, voting together as a single class.

Business Combinations with Interested Stockholders

In general, Section 203 of the DGCL prevents an interested stockholder, which is defined generally as a person owning 15% or more of the outstanding voting stock of a Delaware corporation, from engaging in a business combination (as defined therein) for three years following the date that such person became an interested stockholder unless various conditions are satisfied. We have elected to opt out of the provisions of DGCL Section 203. Accordingly, we are not subject to the anti-takeover effects of DGCL Section 203.

Exclusive Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and other employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees. See “Part 1A. Risk Factors—Risks Related to the Ownership of our Common Stock—Our certificate of incorporation designates courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees” in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. Our bylaws also explicitly authorize us to purchase insurance to protect any of our officers, directors, employees or agents or any person who is or was serving at our request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.

We entered into indemnification agreements with each of our directors and officers. The agreements provide that we will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that (i) we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be; and (ii) we must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

We believe that the limitation of liability provision included in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our shares of common stock are listed on the NYSE under the symbol “HCC.”

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any proceeds from the sale of our common stock registered hereby. The selling stockholders will receive all of the net proceeds from the sale of such shares. We will pay substantially all of the expenses incident to any offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•	enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Such commissions will be in amounts to be negotiated, subject to Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2121.

If underwriters are used in a sale, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, a selling stockholder or an underwriter may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

There can be no assurance that any selling stockholders will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

There can be no assurance that the selling stockholders will sell any or all of the common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the common stock that is offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Warrior Met Coal, Inc. appearing in the Company’s 2017 Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included or incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for Mine No. 4 and Mine No. 7 was prepared by Marshall Miller & Associates, Inc., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information included or incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Blue Creek Energy Mine was prepared by Norwest Corporation, an independent international mining consulting firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

The information incorporated by reference herein relating to the estimates of the quantity and quality of our proven and probable coal reserves for the Carter/Swann’s Crossing Mine, the Beltona East Mine, the Carter P-3986 Mine, the Howton Mine, the Kimberly Mine, the Morris Mine, the Searles 8 Mine and the Sloan Mountain Mine was prepared by McGehee Engineering Corp., an independent engineering firm and has been included herein in reliance upon the authority of this firm as an expert in those matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warriormetcoal.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means (i) incorporated documents are considered part of this prospectus; (ii) we are disclosing important information to you by referring you to those documents; and (iii) information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 of any Form 8-K or other information furnished to the SEC, which is not deemed filed under the Exchange Act), which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 14, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2018;

•	our Current Reports on Form 8-K filed with the SEC on February 26, 2018, February 27, 2018, March 6, 2018 and April 26, 2018; and

•	the description of our Common Stock set forth in our Registration Statement on Form 8-A12B, filed with the SEC on April 13, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by the Company with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of any Form 8-K or other information furnished to the SEC, which is not deemed filed under the Exchange Act) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

(205) 554-6150

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses paid or payable by the registrant in connection with a distribution of securities under this registration statement. All amounts are estimates except for the SEC registration and the FINRA filing fees.

SEC registration fee		$74,994
FINRA filing fee		225,500
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of shares of common stock offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, Article IX of our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation eliminates our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses is not deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those to be set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits:

Exhibit Number	Description

1.1+	Form of Underwriting Agreement

2.1#	Amended and Restated Asset Purchase Agreement, dated as of March 31, 2016, by and among Warrior Met Coal, LLC and the other purchasers party thereto, as buyers, and Walter Energy, Inc. and certain subsidiaries of Walter Energy, Inc., as sellers (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-216499) filed with the Commission on March 7, 2017).

2.2	Form of Certificate of Conversion of Warrior Met Coal, LLC (incorporated by reference to Exhibit 2.2 to the registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-216499) filed with the Commission on April 3, 2017).

3.1	Certificate of Incorporation of Warrior Met Coal, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-8 (File No. 333-217389) filed with the Commission on April 19, 2017).

3.2	Bylaws of Warrior Met Coal, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-8 (File No. 333-217389) filed with the Commission on April 19, 2017).

4.1	Specimen Certificate for shares of common stock, par value $0.01 per share, of the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-216499) filed with the Commission on April 3, 2017).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the common stock being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Marshall Miller & Associates, Inc.

23.3*	Consent of Norwest Corporation.

23.4*	Consent of McGehee Engineering Corp.

23.5*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.
#	The schedules to this agreement have been omitted for this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon request.
+	To be filed by amendment or incorporated by reference in connection with any offering of common stock.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brookwood, Alabama, on May 8, 2018.

Warrior Met Coal, Inc.

By:	/s/ Walter J. Scheller, III
Walter J. Scheller, III Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter J. Scheller, III and Dale W. Boyles, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 8, 2018.

Signature	Title

/s/ Walter J. Scheller, III Walter J. Scheller, III	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Dale W. Boyles Dale W. Boyles	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen D. Williams Stephen D. Williams	Director

/s/ Michael Addeo Michael Addeo	Director

/s/ J. Brett Harvey J. Brett Harvey	Director

/s/ Keith Luh Keith Luh	Director

Signature	Title

/s/ Blaine MacDougald Blaine MacDougald	Director

/s/ Matthew R. Michelini Matthew R. Michelini	Director

/s/ Alan H. Schumacher Alan H. Schumacher	Director

/s/ Gareth Turner Gareth Turner	Director